Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VistaCare, Inc. 1998 Stock Option Plan; VistaCare, Inc. 2002 Non-Employee Director Stock Option Plan; and the VistaCare, Inc. 2002 Employee Stock Purchase Plan of our reports dated December 14, 2005, with respect to the consolidated financial statements of VistaCare, Inc., VistaCare, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of VistaCare, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2005.

/s/ Ernst and Young LLP

Phoenix, Arizona
December 14, 2005